Exhibit 3.3

                                    AGREEMENT

This Agreement is entered into this 15th day of July, 1997, in connection with the purchase by The Beacon Group III - Focus Value Fund, L.P. ("Beacon") of 3,000,000 shares of Doctors Health, Inc. (the "Company") Series D Preferred Stock (the "Series D Preferred Stock") and related amendments and modifications to existing rights and obligations of the Company's shareholders and managers (the "Transaction").

The current documents relating to the Transaction (the "Transaction Documents") incorporate a certain "MLR Side Letter" that adjusts the "Conversion Price" of the Series D Preferred Stock at the end of FY 1998, if and to the extent the Company achieves, or fails to achieve, certain benchmarks.

It has come to the attention of Beacon that:

         1) the Finance Committee of the United States Senate completed its Medicare budget proposals during the week of June 16, 1997 , and the House Commerce Committee of the United States House of Representatives passed its version of Medicare budget proposals on June 11, 1997,

         2) Congress intends to have a final bill for the President's signature by August 1, 1997, and

         3) the Senate version contains changes to the Medicare's managed care payment methodology that would reduce payments for new Medicare HMO enrollees by 5% below the current 95% of historic reimbursement level in the enrollee's first year of enrollment, and then adjust the reimbursement for each of the 4 years thereafter (the "Proposed Senate Risk Adjustment").

Beacon and the Company believe that while passage as law of the Proposed Senate Risk Adjustment provisions, or substantially similar provisions that reduce payments to Medicare HMOs for enrollees below the current 95% of historic reimbursement level, is not likely, the risk that the Proposed Senate Risk Adjustment, or substantially similar provisions, is a risk fairly borne by the Company and not by Beacon.

The Company and Beacon therefore wish amend, and hereby amend, the Transaction Documents to provide that if the Proposed Senate Risk Adjustment provisions (or substantially similar provisions that reduce payments to Medicare HMOs for enrollees below the current 95% of historic reimbursement) are passed as law during the 105th Congress of the United States and such reduced payments become effective during FY 1998, and are applicable to the Company's reimbursement, then Exhibit A to the MLR Letter will be replaced by the "Revised Exhibit A" attached as Exhibit A.

The foregoing obligations of the Company to replace Exhibit A of the MLR Letter with the Revised MLR Letter are subject to ratification and adoption by the Company's Executive Committee and/or Board of Directors as soon as practicable after closing, but in no event later than July 31, 1997. To this end, each of Stewart Gold, Paul Serini and John Dwyer agree to use his best efforts to cause the Executive Committee of Board to ratify and approve the Revised MLR Letter, and hereby unconditionally, jointly and severally, agree to hold Beacon harmless from and against any loss, costs (including reasonable attorneys fees) or damages incurred by Beacon as a result of the Executive and/or the Board failing to so ratify and adopt.


                                   DOCTORS HEALTH SYSTEM, INC.



                                   By:   /s/ Stewart B. Gold
                                         ________________________________
                                         Name:  Stewart B. Gold
                                         Title: President and
                                                Chief Executive Officer


                                   THE BEACON GROUP III - FOCUS VALUE FUND, L.P.

                                   By: Beacon Focus Value Investors, L.L.C.
                                   By: Focus Value GP, Inc.



                                   By:   /s/ Eric R. Wilkinson
                                         ________________________________
                                         Eric R. Wilkinson
                                         Managing Director


                                   /s/ Stewart B. Gold
                                   ____________________________________
                                   Stewart B. Gold


                                   /s/ Paul A. Serini
                                   ____________________________________
                                   Paul A. Serini


                                   /s/ John R. Dwyer
                                   ____________________________________
                                   John R. Dwyer

DOCTORS HEALTH, INC.                                                   EXHIBIT A
Reset Mechanism
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
                                                   Medicare Enrollees (as of 6/30/98)
                                     --------------------------------------------------------------------------------------------
                                        greater
                    Average Medicare    than
                        MLR for FY98    28,000     27,999 to 23,500    23,499 to 19,000    18,999 to 17,000    16,999 to 15,000
                        ------------    -------    ----------------    ----------------    ----------------    ----------------
                                        Price          Price               Price               Price               Price
                                     --------------------------------------------------------------------------------------------
                     less than 72.5%     $ 11.00              $10.50              $10.00               $9.00              $8.00

                     72.5% to 76.9%      $ 10.00              $ 9.50              $ 9.00               $8.00              $7.00

                     77.0% to 79.9%      $  9.00              $ 8.50              $ 8.00               $7.00              $6.00

                     80.0% to 81.9%      $  8.00              $ 7.50              $ 7.00               $6.00              $5.00

                     82.0% to 83.9%      $  7.00              $ 6.50              $ 6.00               $5.00              $4.00

                     84.0% to 84.9%      $  6.00              $ 5.50              $ 5.00               $4.00              $4.00

                     85.0% to 85.9%      $  5.00              $ 4.50              $ 4.00               $4.00              $4.00

                     greater than 86.0%  $  4.00              $ 4.00              $ 4.00               $4.00              $4.00
                                     --------------------------------------------------------------------------------------------

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